Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations, Allied Devices Corp.	e-mail: info@allieddevices.com
Paul M. Cervino 516-935-1300x238	Internet site: www.allieddevices.com

ALLIED DEVICES FILES FOR PROTECTION FROM CREDITORS

Hicksville, NY, (February 19, 2003)...Allied Devices Corporation (ALDV.OB) filed today for protection from creditors under Chapter 11 of the Bankruptcy Code as it attempts to complete a reorganization and restructuring of its operations.

Mark Hopkinson, Chairman of the Board, remarked, “The past 18 months, particularly since September 11, 2001, have brought a continuous decline in sales volume so that our operating rate is now roughly 40% of what it was two years ago.  While our customers tell us that we have not lost their business, they too have seen drastic reductions in shipments to their customers.  Until last week, our banks had voluntarily provided forbearance on asserting their rights and remedies, in large measure because the Company, the banks and a third party investor had been actively negotiating a recapitalization and restructuring plan.  While those negotiations had resolved all business issues but one, on February 7, 2003, the investor and the banks determined that there was no practical way of reconciling their incompatible positions and the investor withdrew his offer.  Since then, the banks have asserted their right of offset and applied cash in the Company’s operating accounts against balances due them.

“We have filed for protection from creditors in the belief that we have a viable business but require some time to reorganize.  We believe we have a sufficient supply of cash to carry out a plan that will significantly reduce overhead and take us back to the basic elements of success for our industry: unbeatable quality, prompt service, and competitive prices.  The restructuring will bring intense focus to our most central competencies.  While this will probably affect certain customer relationships, we are confident that the Company will emerge as a stronger and more agile presence in the dynamic markets where we compete.”

Allied Devices is a leading manufacturer and distributor of high precision mechanical assemblies and components used in industrial and commercial equipment.  These products, manufactured to exacting tolerances, provide precision motion control in such products as factory automation, robotics, aerospace and scientific instrumentation, semiconductor equipment, and medical diagnostic and operating room equipment.

All statements contained herein that are not historical facts, including but not limited to statements regarding the Company’s current business strategy and the Company’s plans for future development, operations and capital raising, are based upon current expectations.  For factors, which could affect the realization of those expectations, see the Company’s current annual report on Form 10-K.